Exhibit 99.1

TEXAS SOUTH ENERGY, INC. AND GULFSLOPE ENERGY, INC.

ENTER INTO STRATEGIC PARTNERSHIP WITH DELEK GROUP, LTD.

HOUSTON, TX / ACCESSWIRE / January 8, 2018 / Texas South Energy, Inc. (OTC PINK: TXSO) and GulfSlope Energy, Inc. (OTCQB: GSPE) (collectively, the “Companies”) announced today that they entered into a strategic partnership with Delek Group Ltd., a global independent oil and gas company based in Israel (“Delek”), whereby the Companies and Delek have mutually agreed to pursue oil and natural gas opportunities in the Gulf of Mexico. The initial transaction of this partnership is the execution of a participation agreement, whereby Delek GOM Investments LLC, a subsidiary of Delek, acquired rights to a 75% record title interest in nine prospects (Photon, Quark, Pomeron, Tau, Tanker, Graviton, Tachyon, Selectron, and Canoe) in the shallow waters of the Gulf of Mexico. Texas South will retain a 5% record title interest in each of these nine prospects and GulfSlope will retain a 20% record title interest and Delek shall bear 90% of the gross cost and expense for each well until the test well reaches its objective depth. Thereafter, Delek will be responsible for 75% of the costs and expenses and Texas South and GulfSlope will be responsible for their pro-rata ownership interest of all such remaining costs and expenses while partially carried and thereafter. In addition, Delek shall pay $1.5 million to the Companies (73% to GulfSlope and 27% to Texas South) upon the filing of each well’s exploration plan with the BOEM.

Texas South and GulfSlope are pleased to have Delek Group Ltd. join with us to drill our exciting portfolio of prospects in the US Gulf of Mexico which we estimate to contain almost 1 billion barrels of recoverable oil and gas equivalent,” stated Michael Mayell, President and CEO of Texas South and John Seitz, Chairman and CEO of GulfSlope. “Our partnership brings together management and technical teams who have enjoyed great success in discovering and developing world class fields. This partnership is designed to create significant shareholder value through new field discoveries and production from high quality conventional reservoirs.” They added, “Since GulfSlope’s success at the competitive 2014 and 2015 lease sales in leasing these prospects, we have been high grading our portfolio with both subsalt seismic technology and the skilled expertise of highly experienced subsalt exploration geoscientists. We are excited to embark on the drilling phase of our exploration effort.”

Initially, the parties will participate in two exploration wells in the prospects known as “Tau” and “Canoe” (the “Initial Prospects”), which we estimate to contain more than 300 million barrels of oil and gas equivalent in the aggregate. The drilling at the Canoe prospect will target multiple shallow supra-salt formations whereas the objectives for the Tau prospect are multiple deeper, sub-salt formations. GulfSlope shall be the operator for these wells. Permitting operations have commenced and it is anticipated that drilling operations will follow in mid-2018. Upon completion of the drilling operations on the Initial Prospects, Delek will have the right to participate in up to three additional phases of drilling with respect to the balance of prospects upon identical cost sharing arrangements as set forth in the Initial Prospects. In addition, the parties have agreed to establish an area of mutual interest to govern cooperative efforts on future lease and property acquisitions. Additionally, Delek shall have the right to acquire up to 20% of the issued and outstanding shares of common stock of each of GulfSlope and Texas South based on achieving certain milestones.

About Delek Group, Ltd.

Delek Group is an independent E&P company and the pioneering visionary behind the development of the East Mediterranean Sea. With major finds in the Levant Basin, including the Leviathan (21.4 TCF) and Tamar (11.2 TCF) reservoirs and others, Delek is leading the region’s development into a major natural gas export hub. In addition, Delek has embarked on an international expansion with a focus on high-potential opportunities in the North Sea and North America. Delek Group is one of Israel’s largest and most prominent companies with a consistent track record of growth. To learn more, visit the Delek Group website at www.delek-group.com.

About Texas South Energy

Texas South Energy is an independent oil and gas company focused on generating and acquiring onshore and offshore oil and gas projects, drilling for, operating, and producing oil and gas reserves. To learn more, visit the Texas South Energy website at www.texasouth.com.

About GulfSlope Energy

GulfSlope Energy is an independent oil and natural gas company focused on exploring offshore U.S. Gulf of Mexico. To learn more, visit the GulfSlope Energy website at www.GulfSlope.com.

Investor Contacts

Texas South Energy
Michael J. Mayell, President and CEO
Phone: 713-820-6300
Email: mmayell@texasouth.com

GulfSlope Energy
John H. Malanga, CFO
Phone: 281-918-4103
Email: john.malanga@gulfslope.com